Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-139678) on Form S-8 of Duckwall-ALCO Stores, Inc. and subsidiaries (the Company) of our reports dated April 16, 2009, with respect to the consolidated balance sheets of the Company as of February 1, 2009 and February 3, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2009, and the effectiveness of internal control over financial reporting as of February 1, 2009, which reports appear in the February 1, 2009 annual report on Form 10-K of the Company.

The audit report on the consolidated financial statements of the Duckwall-ALCO Stores, Inc. referred to above contains an explanatory paragraph stating that, as discussed in Note 7 to the consolidated financial statements, effective January 29, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As discussed in Notes 1 and 14 to the consolidated financial statements, effective January 30, 2006, the Company adopted the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standard No. 123(R), Share-Based Payment and adopted Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

/s/  KPMG LLP

Kansas City, Missouri
April 16, 2009